Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use in this Registration Statement (Form S-1) of our report dated March 25, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated balance sheets of H-CYTE, Inc. as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, included in the Annual Report on Form 10-K of H-CYTE, Inc. for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 25, 2021.

/s/ Frazier & Deeter, LLC

Tampa, Florida

February 7, 2022